[ELCOM INTERNATIONAL LOGO]


Elcom Contact:
INVESTOR RELATIONS
E-MAIL: INVREL@ELCOM.COM

FOR IMMEDIATE RELEASE:

             ELCOM RECEIVES ADDITIONAL FUNDING VIA PRIVATE PLACEMENT

            CEO AND DIRECTOR LEAD SECOND FINANCING ROUND OF $315,000

NORWOOD, MA, October 16, 2003 - Elcom International, Inc. (OTCBB: ELCO), a leading international provider of remotely-hosted eProcurement and private eMarketplace solutions, announced today that it has raised $315,000 via a second closing of 10% Senior Convertible Debentures (the "Debentures). The financing round was led by Robert J. Crowell, the Chairman and CEO of the Company, and included William W. Smith, the Vice Chairman and Director of the Company and Smith and Williamson Investment Management Limited, a London-based financial management company, ("Smith and Williamson"). Robert J. Crowell, William Smith and Smith and Williamson invested $150,000, $50,000 and $100,000, respectively, with one other current Elcom shareholder investing the remainder.

Revenues have been less than expected during the last several months due primarily to delays in the implementation of agencies in the Scottish Executive. However, in September the Company began to see a significant increase in activity in the National Health Services of Scotland ("NHSS") and other Councils and Agencies in the eProcurement Scotl@nd program. This funding round, in conjunction with anticipated revenues, is expected to support the Company's operations until late December 2003 or early January 2004. It is the Company's intent to immediately pursue a long-term permanent funding to support its future cash requirements via a new round of financing by that time. However, there can be no assurance that any such financing will be consummated; or, if so, what the timing or terms thereof may be.

On April 28, 2003, the Company announced it had closed a private placement of $949,000 of 10% Senior Convertible Debentures (the "Debentures") to accredited investors (resulting in approximately $675,000 in net cash proceeds to the Company). This first financing round was led by Robert J. Crowell, the Chairman and CEO of the Company, and included John E. Halnen, the President and COO of the Company, William W. Smith, the Vice Chairman and Director of the Company, Andres Escallon, the Chief Technology Officer of the Company, Smith and Williamson, and several other Elcom stockholders.

The ten year Debentures are collateralized by a security interest in substantially all of the Company's assets for a two-year period and are convertible into common stock of the Company at a conversion price of $.1246 per share, equal to the price of the last round of debentures. Any additional closings would be subject to approval by the Board of Directors and price negotiations. The Company is not expected to


                                    - MORE -

  10 OCEANA WAY - NORWOOD, MA 02062 - VOICE (781) 501-4333 - FAX (781) 762-1540

CEO AND DIRECTOR LEAD SECOND FINANCING ROUND OF $315,000
PAGE 6


close on any amount less than $200,000 and may, at its option, terminate the current offering earlier than November 27, 2003.

This Private Placement of the Debentures has been extended until November 27, 2003, unless terminated earlier, and the maximum amount has been increased to $1,500,000.

The total number of shares issuable under all of the Debentures is, in the aggregate, approximately 10.1 million.

The Senior Convertible Debentures will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933, and applicable state securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Convertible Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

COMPANY PRODUCT OFFERINGS

For detailed information on our PECOS(TM) technology and optional Dynamic Trading functionality, please visit our website at www.elcominternational.com/products.htm

ABOUT ELCOM INTERNATIONAL, INC.

Elcom International, Inc. (OTCBB: ELCO) is a leading international provider of remotely-hosted eProcurement and private eMarketplace solutions. Elcom's innovative remotely-hosted technology establishes the next standard of value and enables enterprises of all sizes to realize the many benefits of eProcurement without the burden of significant infrastructure investment and ongoing content and system management. PECOS Internet Procurement Manager, elcom, inc.'s remotely-hosted eProcurement and eMarketplace enabling platform was the first "live" remotely-hosted eProcurement system in the world. Additional information can be found at www.elcominternational.com.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this Press Release could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "intent", "projects", "forecasts" or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company's expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) availability and terms of appropriate working capital and/or other financing to keep the Company operating as a going concern, and the Company's cash position as of its last Form 10-K and its history of ongoing operating losses; (ii) the overall


                                    - MORE -

  10 OCEANA WAY - NORWOOD, MA 02062 - VOICE (781) 501-4333 - FAX (781) 762-1540

CEO AND DIRECTOR LEAD SECOND FINANCING ROUND OF $315,000
PAGE 3


marketplace and client's acceptance and usage of eCommerce software systems, including corporate demand therefore, the impact of competitive technologies, products and pricing, particularly given the subsequently larger size and scale of certain competitors and potential competitors, control of expenses, revenue generation by the acquisition of new customers, the acceptance of the Company's system by individual agencies of the Scottish Executive (Government of Scotland), and corporate demand for ePurchasing and eMarketplace solutions;
(iii) the consequent results of operations given the aforementioned factors; and
(iv) the anticipated requirement of the Company to raise additional working capital to fund operations by no later than early in the first quarter of 2004 and the availability of any such funding to the Company (or have no choice but to enter into a bankruptcy filing or liquidation), and other risks detailed from time to time in the Company's Annual Report on Form 10-K and in its other SEC reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this Press Release.

                                        #